Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among
KEG Holdings, Inc.
Buckeye Merger Co.
and
Applied Innovation Inc.
Dated as of February 22, 2007

i

Page
Section 9.11	Company Disclosure Schedule	58

COMPANY DISCLOSURE SCHEDULE
Section 3.1(a)	Organization and Qualifications
Section 3.1(b)	Subsidiaries
Section 3.3(a)	Capitalization
Section 3.3(b)	Ownership of Subsidiaries
Section 3.5(a)	Conflicts
Section 3.5(b)	Required Consents
Section 3.6(a)	Permits
Section 3.6(b)	Proceedings
Section 3.7(c)	Undisclosed Liabilities
Section 3.8	Material Changes and Events
Section 3.9	Litigation
Section 3.10(a)	Employee Benefit Plans
Section 3.10(c)	U.S. Benefit Plans
Section 3.10(d)	Operation of Plans
Section 3.10(e)	Qualified Plans
Section 3.10(j)	Nonqualified Deferred Compensation Plans
Section 3.11(a)	Employees
Section 3.11(b)	Collective Bargaining Agreements
Section 3.11(c)	Certain Employee Matters
Section 3.12(a)(i)	List of Certain Owned Intellectual Property
Section 3.12(a)(ii)	List of Licensed Intellectual Property
Section 3.12(a)(iii)	List of Licensed Technology
Section 3.12(b)(i)	Ownership of Owned Intellectual Property and Technology
Section 3.12(b)(ii)	Owned Intellectual Property and Material Licensed Intellectual Property
Section 3.12(c)	Certain Intellectual Property Matters
Section 3.12(d)	No Infringement
Section 3.12(e)	Impairment of Intellectual Property
Section 3.12(f)	No Wrongful Disclosure
Section 3.12(g)	Public Software and Open Source
Section 3.12(h)	Source Code
Section 3.12(i)	Licenses, Sublicenses, Confidential Disclosure Agreements, Etc.
Section 3.12(j)	Agreements Regarding Company Intellectual Property and Technology
Section 3.13(a)(i)	Waivers of Taxes
Section 3.13(a)(ii)	Affiliated Tax Group
Section 3.13(d)	Certain Tax Matters
Section 3.13(e)	Deferred Taxes
Section 3.13(g)	Additional Payments
Section 3.14	Environmental Matters
Section 3.15(a)	Material Contracts
Section 3.15(b)	Interested Person and Significant Stockholder Transactions
Section 3.16	Insurance
Section 3.17(a)(i)	Owned and Leased Real Property
Section 3.17(a)(ii)	Lease Defaults

Page
Section 3.18	Title to Assets
Section 3.19	Restrictions on Business Activities
Section 3.20	Customers
Section 5.1	Conduct of Business
Section 5.1(f)	Designated Open Employment Positions
Section 9.3(a)(xxvi)	Products

     AGREEMENT AND PLAN OF MERGER, dated as of February 22, 2007 (this “Agreement”), among KEG Holdings, Inc., an Oregon corporation (“Parent”), Buckeye Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Applied Innovation Inc., a Delaware corporation (the “Company”).
     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Shares”), not owned directly or indirectly by Parent or the Company, will be exchanged for $3.45 in cash (the “Merger Consideration”).
     WHEREAS, Gerard B. Moersdorf, Jr. (“Gerry Moersdorf”) and Parent have entered into a voting and support agreement as of the date hereof in which Gerry Moersdorf has agreed to certain restrictions with respect to the transfer of shares of the Company stock beneficially owned by him and has agreed to vote shares of the Company for which he holds voting power in favor of the Merger and to otherwise support the transactions contemplated by this Agreement (the “Gerry Moersdorf Support Agreement”).
     WHEREAS, Linda S. Moersdorf (“Linda Moersdorf”) and Parent have entered into a voting and support agreement as of the date hereof in which Linda Moersdorf has agreed to certain restrictions with respect to the transfer of shares of the Company stock beneficially owned by her and has agreed to vote shares of the Company for which she holds voting power in favor of the Merger and to otherwise support the transactions contemplated by this Agreement (the “Linda Moersdorf Support Agreement,” together with the Gerry Moersdorf Support Agreement, the “Support Agreements”).
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger. Upon the terms and subject to the satisfaction of the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     Section 1.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger (in either case, the “Certificate of Merger”) with the Secretary of State of the State of

Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger, being the “Effective Time”).
     Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
     Section 1.4 Certificate of Incorporation; By-laws.
          (a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended in the Merger to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that such Certificate of Incorporation shall be amended to provide the name of the Surviving Corporation shall be Applied Innovation Inc.), and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.
          (b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.
     Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
ARTICLE II
EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT ENTITIES;
EXCHANGE OF CERTIFICATES
     Section 2.1 Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:
          (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.3(a) below)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.4, of the certificate that formerly evidenced such Share;

          (b) each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired and cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto; and
          (c) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (d) The “Merger Consideration” shall be an amount equal to $3.45 per Share; provided that, if at Effective Time (or on the Target Effective Time, if there is a dispute requiring a resolution by the Accounting Arbitrator pursuant to Section 2.1(e)) the Company’s Combined Adjusted Working Capital (as defined below) is less than $36,955,448 or more than $37,955,448, then the Merger Consideration shall be adjusted as provided in Section 2.1(d)(ii) or 2.1(d)(iii), as applicable. If the Combined Adjusted Working Capital at the Effective Time (or the Target Effective Time, if there is a dispute requiring a resolution by the Accounting Arbitrator pursuant to Section 2.1(e)) is equal to or more than $36,955,448, but still equal to or less than $37,955,448, then the Merger Consideration shall not be adjusted and shall be an amount equal to $3.45 per Share.
               (i) For purposes of this Agreement, the “Combined Adjusted Working Capital” of the Company at the Effective Time (or on the Target Effective Time, if there is a dispute requiring a resolution by the Accounting Arbitrator pursuant to Section 2.1(e)) shall be an amount equal to the Company’s Total Current Assets, plus the Company’s Investments, less the Company’s Total Liabilities, as consistently reported in the Company’s financial statements filed quarterly with the SEC and as prepared monthly by the Company. For the year ended December 31, 2006, as reported in the Company’s Form 8-K filed February 16, 2007, the Total Current Assets were $31,282,000, Investments were $11,548,000 and Total Liabilities were $4,007,000.
                    (A) “Current Assets” consist of the Company’s cash and cash equivalents, short-term investments, accounts receivable, inventory, other current assets and deferred income taxes, all as determined in accordance with GAAP and calculated in accordance with the methodology used to prepare the Company’s December 31, 2006 Consolidated Balance Sheets plus (i) any amounts paid or accrued for the purchase of the extended reporting period endorsement under the Company’s existing directors and officers’ liability insurance coverage as contemplated by Section 6.6(c) hereof and (ii) any deferred income Taxes classified “as long-term” in accordance with GAAP; provided that Current Assets will exclude (x) cash generated subsequent to December 31, 2006 from the exercise of stock options and (y) any surrender, liquidation, termination or other value associated with the “key man” life insurance policies for the benefit of the Company, whether or not such policy is surrendered, liquidated or otherwise terminated.

                    (B) “Investments” consist of the Company’s long-term investments as determined in accordance with GAAP and calculated in accordance with the methodology used to prepare the Company’s December 31, 2006 Consolidated Balance Sheets.
                    (C) “Total Liabilities” consist of the Company’s accounts payable, accrued expenses (including warranty, payroll and related expenses, restructuring, income taxes payable, taxes other than income taxes and other accrued expenses), deferred revenue and deferred income taxes provided that Total Liabilities will include all Expenses of the Company, including without limitation, SEC fees, Stockholders’ Meeting expenses, and any success fees).
     (ii) If the Company’s estimated Combined Adjusted Working Capital at the Effective Time (or on the Target Effective Time, if there is a dispute requiring a resolution by the Accounting Arbitrator pursuant to Section 2.1(e)) is less than $36,955,448, then the Merger Consideration shall be adjusted to equal an amount per share equal to: ($3.45 multiplied by the Closing Shares Outstanding) minus ($36,955,448 minus the Combined Adjusted Working Capital) divided by the Closing Shares Outstanding, rounded to two decimal places; provided, however, that if the projected Merger Consideration resulting from such calculation would be less than $3.35 per Share, then Parent and Merger Sub may terminate this Agreement by delivering written notice to the Company.
     (iii) If the Company’s estimated Combined Adjusted Working Capital at the Effective Time is greater than $37,955,448, then the Merger Consideration shall be adjusted to equal an amount per share equal to: ($3.45 multiplied by the Closing Shares Outstanding) plus (the Combined Adjusted Working Capital minus $37,955,448) divided by the Closing Shares Outstanding, rounded to two decimal places.
     (e) At least ten business days prior to the date of the Stockholders’ Meeting, the Company shall prepare and deliver to Parent an estimated balance sheet and income statement of the Company as of the Effective Time (the “Estimated Effective Time Balance Sheet”). The Estimated Effective Time Balance Sheet shall be prepared in accordance with the definitions set forth in Section 2.1(d), and shall be prepared according to GAAP, consistent with the Company’s past practices used to prepare the Company’s December 31, 2006 Consolidated Balance Sheet. The Estimated Effective Time Balance Sheet shall include a separate schedule containing a calculation of the Company’s estimated Combined Adjusted Working Capital as of the target date for the Effective Time, which shall be the first business day following the satisfaction or waiver of the conditions set forth in Article VII of this Agreement (the “Target Effective Time”). If the Parent disagrees with the Estimated Effective Time Balance Sheet, the Parent shall present any objections or comments in writing to the Company within two business days of receipt of the Estimated Effective Time Balance Sheet, specifying in reasonable detail any objections thereto (the “Dispute Notice”). If the parties are unable to resolve informally matters that are the subject of the Dispute Notice, then the parties agree that the accounting firm of Deloitte & Touche LLP shall be appointed accounting arbitrator (the “Accounting Arbitrator”) to make a resolution of the items contained in the Dispute Notice. The Accounting Arbitrator shall be directed to make a resolution prior to the date of the Stockholders’ Meeting limited to those areas at issue in the Dispute Notice, and such resolution shall be conclusive and binding on all parties and shall be used in calculating the Company’s estimated Combined Working Capital as of the Target Effective Time and for purposes of making any adjustment to the Merger Consideration as specified in Section 2.1(d).
     Section 2.2 Treatment of Options and Other Equity Awards.
          (a) The Company has awarded stock options under (i) the Company’s 1996 Stock Option Plan and (ii) the Company’s 2001 Stock Option Plan (as amended through the date of this Agreement, collectively referred to as the “Company Stock Plans”). Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time) subject to the terms of Section 2.2(b) to (A) terminate the Company Stock Plans and (B) cancel, as of the Effective Time, each outstanding option to purchase shares of Company Common Stock (as defined in Section 3.3(a) below) granted under the Company Stock Plans (each, a “Company Stock Option”) that is outstanding and unexercised, whether or not vested or exercisable, as of such date (in each case, without the creation of additional liability to the Company or any Subsidiary).
          (b) As of the Effective Time, each holder of a Company Stock Option immediately prior to the Effective Time shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment. No holder of a Company Stock Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Stock Option before or after the Effective Time.
          (c) If any Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Company Unvested Shares”), then the Merger Consideration otherwise payable with respect to such Company Unvested Shares pursuant to the provisions of Section 2.1 shall be withheld and retained by Parent and shall be subject to permanent retention by Parent (i.e., forfeiture by the former holder of such Company Unvested Shares) on the same terms that governed such Company Unvested Shares prior to the Effective Time. Parent shall hold the Merger Consideration so withheld until such Merger Consideration is no longer subject to the possibility of permanent retention by Parent, at which time such withheld Merger Consideration will be paid by Parent to the former holder of the applicable Company Unvested Shares as promptly as practicable.
     Section 2.3 Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the

Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.4, of the certificate or certificates that formerly evidenced such Shares.
          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Any communications to be made by the Company to any holder of Company Common Stock with respect to such demands shall be prepared in advance in cooperation with Parent.
     Section 2.4 Surrender of Shares; Stock Transfer Books.
          (a) Prior to the Effective Time, Merger Sub shall designate a bank or trust company to act as agent (the “Exchange Agent”) for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a) and shall deposit with the Exchange Agent cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation. As soon as reasonably practicable after the Effective Time, the Exchange Agent, pursuant to irrevocable instructions, shall deliver the aggregate Merger Consideration to be paid pursuant to Section 2.1(a) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.
          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.1(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger

Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Merger Sub that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, stolen, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.
          (c) At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds which had been made available to the Exchange Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Law.
          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:
     Section 3.1 Organization and Qualification; Subsidiaries.
          (a) Except as set forth in Section 3.1(a) of the company disclosure schedule (the “Company Disclosure Schedule”), each of the Company and its Subsidiaries is a corporation, limited liability company or other entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently contemplated to be conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation, limited liability company or limited partnership to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.
          (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of formation of each Subsidiary and the percentage of the outstanding equity interests of each Subsidiary owned by the Company, each other Subsidiary and, to the knowledge of the Company, each other holder of equity, is set forth in Section 3.1(b) of the Company Disclosure Schedule. Except as disclosed in Section 3.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
     Section 3.2 Certificate of Incorporation and By-laws. The Certificates of Incorporation, By-laws or equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect, and true and correct copies of each of such documents have been delivered or made available to Parent. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents.
     Section 3.3 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 55,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”) and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of February 21, 2007, (i) 15,271,126 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Shares are held in the treasury of the Company and (iii) 1,205,652 Shares are reserved for future issuance pursuant to outstanding Company Stock Options and other rights (together, the “Company Stock Awards”) granted pursuant to the Company Stock Plans. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.3 or in Section 3.3(a) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character that are binding on the Company or any Subsidiary and that relate to the issued or unissued capital stock of the Company or any Subsidiary or that obligate the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 3.3(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the date of this Agreement: (i) the name of the Company Stock Award recipient; (ii) the number of Shares subject to such Company Stock

Award; (iii) the exercise or purchase price of such Company Stock Award; (iv) the date on which such Company Stock Award was granted; (v) the date on which such Company Stock Award expires; and (vi) whether the exercisability of or right to repurchase of such Company Stock Award will be accelerated in any way by the Merger, and indicates the extent of acceleration. All Shares subject to issuance as set forth in this Section 3.3, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Except as reflected in the Company Stock Plans or as set forth in Section 3.3(a) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Merger. All outstanding Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable Contracts.
          (b) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.3(b) to the Company Disclosure Schedule, each share that is owned directly or indirectly by the Company is owned by the Company or another Subsidiary free and clear of all security interests, options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other Encumbrances (as defined below) of any nature whatsoever.
     Section 3.4 Authority Relative to the Merger. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has unanimously (i) approved, adopted and declared advisable this Agreement and the Merger (such approval and adoption having been made in accordance with the DGCL) and (ii) resolved, subject to Section 6.4(c), to recommend that the holders of Shares approve and adopt this Agreement and the Merger. To the knowledge of the Company, no state takeover statute is applicable to the Merger.

     Section 3.5 No Conflict; Required Filings and Consents.
          (a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(b) have been obtained or taken and all filings and obligations described in Section 3.5(b) have been made or fulfilled, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as set forth in Section 3.5(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.
          (b) Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) any applicable pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing and recordation of appropriate merger documents as required by the DGCL and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.
     Section 3.6 Permits; Compliance.
          (a) Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority, in each case that are material to the Company and its Subsidiaries, taken as a whole, necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

          (b) Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is in compliance in all material respects with (i) all Laws applicable to the Company or each such Subsidiary or by which any property or asset of the Company or each such Subsidiary is bound or affected, or (ii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, Company Permits, franchises or other instruments or obligations to which the Company or each such Subsidiary is a party or by which the Company or each such Subsidiary or any property or asset of the Company or each such Subsidiary is bound. Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, there are no proceedings pending before any Governmental Authority or, to the Company’s knowledge, any pending or threatened inquiries or investigations or threatened proceeding by any Governmental Authority, with respect to the Company or any of its Subsidiaries.
     Section 3.7 SEC Filings; Financial Statements.
          (a) The Company has filed or furnished, as the case may be, all forms, reports and documents required to be filed or furnished by it with the SEC since January 1, 2004 (such forms, reports and other documents, including exhibits and all other information incorporated by reference, including such forms, reports and other documents that the Company may file subsequent to the date hereof, collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in accordance in all material respects with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC. The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to Company SEC Reports which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act. The Company has timely responded to all comment letters of the staff of the SEC relating to the Company SEC Reports, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2004, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company’s knowledge, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. The Company and each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market (“Nasdaq”). Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2004, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Effective Time, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim statements, the omission of footnotes and otherwise as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. The Company does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of the Company Financials. The Company has not had any unresolved dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable Legal Requirements and accounting requirements and the Company Financials are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Exchange Act).
          (c) Neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared as of the date of this Agreement in accordance with GAAP and consistent with the audited consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2006, including the notes thereto (the “Latest Balance Sheet”), except for (i) liabilities and obligations that are incurred in the ordinary course of business consistent with past practice since December 31, 2006, or (ii) as set forth in Section 3.7(c) of the Company Disclosure Schedule.
          (d) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to any Company SEC Report. The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Company Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (iii) provide assurance that transactions are recorded as necessary to permit preparation of Company Financials in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board; (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization; (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries; and (vii) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of Company Financials or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company Board. Neither the Company nor any of its Subsidiaries (including any employee thereof) nor, to the knowledge of the Company, the Company’s independent auditors, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of Company Financials or the internal controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing. As used in this Section 3.7(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
          (e) Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.
          (f) To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

          (g) Except as set forth in the Company SEC Reports filed on or prior to the date of this Agreement, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
     Section 3.8 Absence of Certain Changes or Events. Since December 31, 2006, except as set forth in Section 3.8 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been or arisen any event or condition that could reasonably be expected to result in a Company Material Adverse Effect and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.
     Section 3.9 Absence of Litigation. Except as set forth in the Company SEC Reports or in Section 3.9 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (which investigation has been communicated to the Company or of which the Company has knowledge) (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority, except for Actions that, if determined adversely to the Company or any Subsidiary would not result in losses and expenses (including reasonable expenses of counsel) in excess of $100,000 individually and $500,000 in aggregate or otherwise be material to the Company. Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement (an “Order”) with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
     Section 3.10 Employee Benefit Plans.
          (a) Section 3.10(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, retention, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has (or could have) any obligation or liability or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (individually, a “Plan,” and collectively, the “Plans”). Except as disclosed in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by this Agreement, ERISA, the Code or to otherwise comply with applicable Laws.
          (b) With respect to all Plans, the Company has delivered or made available to Parent true, correct and complete copies of the following materials (if applicable) (i) the most recent Plan documents and all amendments thereto (or in the case of unwritten Plans, written descriptions thereof), (ii) the last three annual reports (Form 5500 series) filed with respect to such Plan; (iii) all financial statements prepared for (or with respect to) such Plan for the last three years; (iv) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Plan; (v) all contracts and agreements (and any amendments thereto) relating to such Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (vi) the most recent determination letter issued by the IRS with respect to such Plan; (vii) the most recent annual actuarial valuation prepared for such Plan; (viii) all correspondence to or from any Governmental Authority relating to such Plan; (ix) samples of all administrative forms currently in use with respect to such Plan, including, without limitation, all forms and notices issued pursuant to Part 6 or 7 of Subtitle B of Title I of ERISA or section 4980B or 9801 of the Code; and (x) all coverage, nondiscrimination, top heavy and Code section 415 tests performed with respect to such Plan for the last three years.
          (c) Neither the Company nor any Subsidiary (including any entity that during the past six years was a Subsidiary) has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, no Plan exists that (A) provides for the payment of separation, severance, termination or similar-type benefits to any person, (B) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (C) could result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of the Company or any Subsidiary as a result of the consummation of the Merger (whether alone or in connection with any subsequent event). Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, there is no contract, plan or arrangement covering any current or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Except to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

          (d) Except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, each Plan was properly and legally established and, at all times since inception, has been maintained, administered, operated and funded in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, the Company, the Subsidiaries and, to the knowledge of the Company and its Subsidiaries, all other persons, have properly performed, at all times and in all material respects, all of their duties and obligations (whether arising by operation of Law, by Contract or otherwise) under or with respect to the Plans, including without limitation, all reporting, disclosure and notification obligations, and are not in default in any material respect under or in violation of any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the ordinary course) and except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, none of the Company or its Subsidiaries have any knowledge of any fact or event that could reasonably be expected to give rise to any such Action. No Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Authority, and, to the knowledge of the Company and the Subsidiaries, no such action is contemplated or under consideration by any Governmental Authority. Except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, no material operational or plan failure (within the meaning of Rev. Proc. 2003-44) exists with respect to any Plan that is intended to be qualified under Section 401(a) of the Code. Except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has incurred, and to the knowledge of the Company and its Subsidiaries there exists no condition or set of circumstances in connection with which the Company, any Subsidiary or Parent could incur, directly or indirectly, any liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable Law, or pursuant to any indemnification or similar agreement, with respect to any Plan.
          (e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, each Plan that is intended to be qualified under Section 401(a) of the Code, as amended by that legislation commonly referred to as “GUST” and “EGTRRA” and all subsequent legislation, (i) has timely received a favorable determination letter from the Internal Revenue Service (the “IRS”) that the Plan is so qualified and each trust or group annuity contract established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, (ii) has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. Nothing has occurred (and no fact or event exists) or is reasonably expected by the Company or any Subsidiary to occur (or arise) that could adversely effect the qualification of any such Plan or the exemption of any trust or group annuity contract related thereto. No such Plan is a “top-heavy plan,” as defined in Section 416 of the Code.
          (f) No transaction or event has occurred or to the knowledge of the Company and its Subsidiaries is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under section 406 or 407 of ERISA or under section 4975 of the Code for which an exemption is not available.
          (g) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.
          (h) The Company and the Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act and any similar state or local law (the “WARN Act”) and have no liabilities pursuant to the WARN Act determined without regard to any terminations of employment that occur on or after the Effective Time.
          (i) Except with respect to one another, neither the Company nor any of the Subsidiaries is, or has ever been, a member of (a) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (b) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (c) an affiliated service group, within the meaning of Section 414(m) of the Code, or (d) any other group of Persons treated as a single employer under Section 414(o) of the Code.
          (j) Section 3.10(j) of the Company Disclosure Schedule contains a complete and accurate list of all “nonqualified deferred compensation plans,” (within the meaning of section 409A of the Code) sponsored, maintained or contributed to by the Company or any Subsidiary (or to which the Company or any Subsidiary is (or was) a party) at any time since January 1, 2005. Each such plan has been operated and administered since January 1, 2005 in good faith compliance with section 409A of the Code and any guidance issued by the United States Treasury Department or the IRS thereunder (including, without limitation IRS Notice 2005-1 and the proposed Treasury regulations issued on September 29, 2005), to the extent applicable to such plan. No such plan has been “materially modified” (within the meaning of IRS Notice 2005-1 or Proposed Treasury Regulation section 1.409A 6(a) (4)) at any time after October 3, 2004.
          Section 3.11 Labor and Employment Matters.
          (a) Section 3.11(a) of the Company Disclosure Schedule lists all employees of the Company and the Subsidiaries as of January 31, 2007 and designates each such employee by the correct employer and business division for which the employee primarily performs services.
          (b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. As of the date hereof, the Company has not received notice of any unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any

Subsidiary. As of the date hereof, there is no strike, controversy, slowdown, work stoppage or lockout occurring, or, to the knowledge of the Company, any threat thereof in writing, by or with respect to any employees of the Company or any Subsidiary.
          (c) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there is no charge or proceeding with respect to a violation of any occupational safety or health standards asserted or pending with respect to the Company. Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, pending before the United States Equal Employment Opportunity Commission or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employ any person.
          Section 3.12 Intellectual Property.
          (a) Section 3.12(a)(i) of the Company Disclosure Schedule sets forth a true and complete list of all (i) Patents and patent applications, (ii) Trademarks and registrations and applications for registration of Trademarks, (iii) registrations and applications for registration of Copyrights, (iv) domain name registrations, in each case, with respect to the foregoing in subsections (i) through (iv), as included in the definition of Owned Intellectual Property. Section 3.12(a)(ii) of the Company Disclosure Schedule sets forth a true and complete list of all Licensed Intellectual Property. Section 3.12(a)(iii) of the Company Disclosure Schedule sets forth a true and complete list of all Licensed Technology.
          (b) Except as set forth in Section 3.12(b)(i) of the Company Disclosure Schedule, the Company or a Subsidiary (i) is the exclusive owner of all right, title and interest in and to all Owned Intellectual Property and Technology (other than the Licensed Technology), free and clear of any Encumbrances and (ii) has a valid right to use all Licensed Intellectual Property and Licensed Technology in the ordinary course of their business as presently conducted. Except as set forth in Section 3.12(b)(ii) of the Company Disclosure Schedule, all Owned Intellectual Property and, to knowledge of the Company, all material Licensed Intellectual Property, are subsisting, valid and enforceable. Except as a result of any agreements, contracts, duties or obligations that Parent or its affiliates are subject to prior to the consummation of the transactions contemplated by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated in this Agreement will result in (x) the Parent or any of its affiliates granting to any third party any right to or with respect to any material Intellectual Property owned by, or licensed to, the Parent or any of its affiliates or

(ii) Parent or any of its affiliates being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business.
          (c) To the knowledge of the Company and its Subsidiaries, the conduct by the Company and the Subsidiaries of their business currently conducted, and the use of the Company Intellectual Property and Technology in connection therewith, do not conflict with, infringe, misappropriate or otherwise violate in any material respect the Intellectual Property rights of any third party. Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, no Actions have been asserted or are pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary (i) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Company Intellectual Property or Technology, (ii) alleging that any services provided by, processes used by, or Products manufactured or sold by the Company or any Subsidiary infringe, misappropriate or otherwise violate the Intellectual Property right of any third party, (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement; or (iv) challenging the ownership, validity or effectiveness of any Company Intellectual Property or Technology. Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, no Company Intellectual Property or Technology is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or Technology or that would impair the validity or enforceability of such Intellectual Property.
          (d) To the knowledge of the Company, except as disclosed in Section 3.12(d) of the Company Disclosure Schedule, no third party is engaging in any unauthorized use of or activity that infringes the Company Intellectual Property or Technology, including, without limitation, any current or former employee of the Company or its Subsidiaries.
          (e) The Owned Intellectual Property and the Licensed Intellectual Property constitutes all of the Intellectual Property used or held for use in the conduct of the business of the Company and the Subsidiaries presently conducted, and there are no other material items of Intellectual Property that are used in the conduct of the business of the Company and the Subsidiaries as presently conducted. Except as disclosed in Section 3.12(e) of the Company Disclosure Schedule, the consummation of the Merger will not result in the termination or impairment of any of the Owned Intellectual Property or the right to use any of the Licensed Intellectual Property or Technology or require the payment of additional royalties or fees to third parties for the continued use of the Licensed Intellectual Property or Technology in the business of the Company and the Subsidiaries, as presently conducted.
          (f) The Company and each of the Subsidiaries have taken all necessary and appropriate steps to maintain the confidentiality of the trade secrets and other confidential Company Intellectual Property. Except as set forth on Section 3.12(f) of the Company Disclosure Schedule, there have been no wrongful disclosures by the Company or any Subsidiary, or, to the knowledge of the Company, any current or former employee thereof, of any trade secrets and other confidential or proprietary Company Intellectual Property.
          (g) Except as set forth on Section 3.12(g) of the Company Disclosure Schedule (which schedule identifies any Public Software, the governing Open Source License the Products of the Company or any Subsidiary which utilizes such Public Software), no Software or Product covered by or embodying any Company Intellectual Property or Technology has been distributed in the last twenty four months or is being distributed, in whole or in part, or was used in the past twenty four months, or is being used in conjunction with any Public Software in a manner which would require that such Software or Product (excluding the original Public Software) be disclosed or distributed in source code form or made available at no charge.
          (h) Except as set forth in Section 3.12(h)(i) of the Company Disclosure Schedule, no person claiming by, through or under the Company or any of its Subsidiaries has a copy, or the right to acquire or discover a copy, of any of the source code of the Technology.
          (i) Copies of all licenses, sublicenses and other agreements, including confidential disclosure agreements, to which the Company or any of its Subsidiaries is a party or pursuant to which any other person is authorized to use any of the Technology or Company Intellectual Property are listed in Section 3.12(i) of the Company Disclosure Schedule and have been delivered or otherwise made available by the Company to Parent.
          (j) Except as set forth in Section 3.12(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have entered into any agreement or offered to indemnify any person against any charge of infringement of any Intellectual Property related to any of the Company Intellectual Property or the Technology.
          (k) To the extent that any Company Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for the Company or any of its Subsidiaries and is used in the Company’s or its Subsidiaries’ business, or is incorporated into any of the Products, the Company or one of its Subsidiaries has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment. To the knowledge of the Company, each Participating Developer has signed the Company’s standard form of assignment and confidentiality agreement, a copy of which standard form has been provided to Parent.
          Section 3.13 Taxes.
          (a) The Company and the Subsidiaries have timely filed (or caused to be timely filed) all material Tax Returns required to be filed by them and have paid and discharged all material Taxes required to be paid or discharged by them (whether or not shown on such Tax Returns). All such Tax Returns are true, correct and complete in all material respects. Except as set forth in Section 3.13(a)(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. All amounts of Taxes required to be withheld by or with respect to the Company or any Subsidiary have been timely withheld and remitted to the applicable Governmental Authority. The accruals and reserves for Taxes reflected in the Latest Balance Sheet are adequate to satisfy all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Except as set forth in Section 3.13(a)(ii) of the Company Disclosure Schedule, the Company and each Subsidiary is a member of the same affiliated (within the meaning of Section 1504(a)(1) of the Code) consolidated, combined, unitary or similar group for which the Company files a consolidated, combined, unitary or similar Tax Return as the common parent, and neither the Company nor any Subsidiary has been a member of any other affiliated, consolidated, combined, unitary or similar group that filed or was required file a consolidated, combined, unitary or similar Tax Return for any taxable period for which the statute of limitations has not expired.
          (b) The Company has delivered or made available to Parent correct and complete copies of all Tax Returns and all audit reports and statements of deficiencies assessed against or agreed to by the Company for each of the last three years.
          (c) Neither the Company nor any Subsidiary (i) has engaged in a reportable transaction within the meaning of, or is required to make any disclosure to the IRS pursuant to Section 1.6011-4 of the Treasury Regulations promulgated under the Code; (ii) is currently a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation; (iii) has any liability for the Taxes of any person (other than the company or any Subsidiary), under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise or (iv) is currently a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
          (d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, (i) there are no pending or, to the knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of any Tax matter of the Company or any Subsidiary, (ii) neither the Company nor any of its Subsidiaries is currently delinquent in the payment of any Tax and no Governmental Authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes, (iii) no power of attorney has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary for a taxable period ending after the Effective Time; (iv) no material adjustment relating to any Tax Return filed by the Company or any Subsidiary has been proposed by any Governmental Authority to the Company or any Subsidiary or any representative thereof; (v) no claim has ever been made in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction and (vi) neither the Company nor any Subsidiary is subject to Tax in any jurisdiction other than jurisdictions located within its country of incorporation or formation by virtue of having a permanent establishment or other place of business or a material source of income in that jurisdiction.
          (e) There are no Tax Liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due and payable. Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary will be required to recognize income in a taxable period after the Effective Time that is attributable to any transaction occurring in, or a change in accounting method made for, any taxable period ending on or before the date of the Effective Time that resulted in a deferred reporting of income from such transaction or from such change in accounting method. Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years.
          (f) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
          (g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, the Company has not made any payment or payments, is not obligated to make any payment or payments, and is not a party to (or a participating employer in) any agreement (or Plan) that could obligate the Company or Parent to make any payment or payments that (i) constitute or would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of state, local or foreign Law), or (ii) that would otherwise not be deductible under Section 162(a)(1) or Section 162(m) of the Code.
     Section 3.14 Environmental Matters. Except as described in Section 3.14 of the Company Disclosure Schedule, (a) none of the Company, any of the Subsidiaries or any predecessor of any of the foregoing is or has been in material violation of any Environmental Law; (b) none of the Company, any of the Subsidiaries or any predecessor of the foregoing nor any agent or employee is aware of any basis to expect to receive nor has it received any oral or written request for information, notice, demand letter or administrative inquiry from any Governmental Authority or third party alleging any past or current violation of or noncompliance with any Environmental Law; (c) none of the properties currently or formerly owned, leased or operated by the Company, any Subsidiary or any predecessor of any of the foregoing (including, without limitation, soils and surface and ground waters located at, on, or under such properties) have been contaminated by the dumping, discharge, spillage, disposal or other release of Hazardous Substances; (d) none of the Company or any of the Subsidiaries has been notified orally or in writing or received any requests for information or other correspondence that it may be considered potentially liable for any contamination by Hazardous Substances; (e) each of the Company and each Subsidiary has at all times possessed all material permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (f) each of the Company and each Subsidiary is and has at all times been in material compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.
     Section 3.15 Material Contracts.
          (a) Section 3.15 of the Company Disclosure Schedule sets forth a list of all Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof. (i) Each Material Contract is a legal, valid and binding agreement of the Company or the applicable Subsidiary, as the case may be, and, to the Company’s knowledge, of the other party(ies) thereto (assuming the due authorization, execution and delivery by such other party(ies)); (ii) neither the Company nor any Subsidiary is in material breach or violation of, or material default under, any Material Contract; (iii) neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iv) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iv) the Company and the Subsidiaries have not received any notice of default under any Material Contract which remains uncured; and (v) each Material Contract requiring the consent of, or notice to, any person in connection with the execution of this Agreement or the consummation of the transactions contemplated herein is specifically identified in Section 3.15 of the Company Disclosure Schedule, and except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any transaction contemplated herein shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any Subsidiary under any Material Contract.
          (b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, (i) since January 1, 2004, there have been no transactions (as defined below) between any Interested Person (as defined below) or any Significant Stockholder (as defined below) and the Company or any of its Subsidiaries, and (ii) there are no Contracts between the Company or any of its Subsidiaries and any Interested Person or any Significant Stockholder. As used in the preceding sentence, the term “transaction” includes, but is not limited to, any sale or transfer of property or assets, the lease or other use of the property or assets, the provision of services and the furnishing of personnel, whether or not for consideration. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, (A) no Interested Person or, to the knowledge of the Company and its Subsidiaries, any Significant Stockholder, has any interest in any property of the Company or any of its Subsidiaries, (B) no Interested Person or, to the knowledge of the Company and its Subsidiaries, any Significant Stockholder is indebted to the Company or any of its Subsidiaries, and (C) neither the Company nor any of its Subsidiaries is indebted to any Interested Person or, to the knowledge of the Company and its Subsidiaries, any Significant Stockholder. For purposes of this Agreement, “Interested Person” means (i) any officer or director of any of the Company or its Subsidiaries or any of their respective affiliates, (ii) any member of any such officer or director’s family or any of their respective affiliates. For purposes of this Agreement, “Significant Stockholder” means, a stockholder of the Company other than a director or officer of the Company who, to the knowledge of the Company and its Subsidiaries, owns beneficially more than 5% of the outstanding Shares. To the knowledge of the Company and its Subsidiaries, no Interested Person or any Significant Stockholder, (D) has any material direct or indirect interest in any entity that does business in an amount exceeding $50,000 with the Company or any of its Subsidiaries, or (E) has any direct or indirect interest in any property, asset or right that is used by the Company or its Subsidiaries.
     Section 3.16 Insurance. Section 3.16 of the Company Disclosure Schedule contains a list of all material fire and casualty, general liability, business interruption and other insurance policies (collectively, “Insurance Policies”) maintained by the Company or any of its Subsidiaries. Company has provided or made available to Parent true, correct and accurate summaries of all Insurance Policies. Such Insurance Policies are in effect as of the date of this Agreement. Such Insurance Policies are in such amounts and cover such risks as are reasonably adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and the value of their respective properties and assets on the date hereof. There is no material claim by the Company or any of its Subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the issuers or underwriters of such Insurance Policies.
     Section 3.17 Real Property. (a)(i) Section 3.17(a)(i) of the Company Disclosure Schedule sets forth as of the date hereof (x) an accurate and complete list of all real property with respect to which the Company or any of its Subsidiaries is an owner (the “Owned Real Property”); and (y) an accurate and complete list of all real property with respect to which the Company or any of its Subsidiaries is a lessee, sublessee, licensee or other occupant or user (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) and (ii) except as set forth in Section 3.17(a)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in breach or default under any of the Property Leases to which it is a party, nor to the knowledge of the Company, is any other party to any of the Property Leases in default thereunder except where such breach would not have a material adverse effect on the value of the Real Property.
          (b) There are no pending or, to the knowledge of the Company, threatened condemnation proceedings, lawsuits, orders, notices or administrative actions relating to the Real Property or other matters, which would adversely affect the use, occupancy or value thereto.
          (c) The Company or its Subsidiaries owns the Owned Real Property free and clear of all Encumbrances, except for (i) liens as reflected in the Latest Balance Sheet, (ii) liens for real estate Taxes or similar payments, including but not limited to tax increment financings not yet due or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP and (iii) easements, covenants, conditions and restrictions and such other imperfections of title and Encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The Company has not received any notice from any insurance company of any defects or inadequacies in any Owned Real Property which could materially and adversely affect the insurability of such Owned Real Property or the premiums for the insurance thereof. The Company has not received any notice from any insurance company which has issued a policy with respect to any portion of any Owned Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made in all material respects. To the Company’s knowledge, no improvements on or use of the Owned Real Property violate in any material respect any restrictive covenants or easements affecting the Owned Real Property. To the Company’s knowledge, there is no Legal Requirement now in existence which could require the owner of the Owned Real Property to make any expenditure in excess of $50,000 to modify or improve such Owed Real Property to bring it into compliance therewith.
          (d) Each lease for Real Property is in full force and effect and neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or otherwise encumbered any interest in the Leased Real Property except in accordance with this Agreement and to the extent such Encumbrance would not reasonably be expected to have a material adverse effect on the value of the Real Property.

     Section 3.18 Title to Assets. The Company and each Subsidiary has good title to, or valid leasehold interests in, all their respective properties and tangible assets, except for those which are no longer used or useful in the conduct of their businesses or where the absence thereof would not be reasonably likely to have a Company Material Adverse Effect. All of these properties and assets, other than assets in which the Company or any Subsidiary has leasehold interests, are free and clear of all Encumbrances, except (a) for inventory sold, consumed or otherwise disposed of in the ordinary course of business, (b) as set forth in Section 3.18 of the Company Disclosure Schedule, (iii) liens for Taxes not yet due and payable or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP, and (iv) easements, covenants, conditions and restrictions and such other imperfections of title and Encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof. “Encumbrance” means any lien, claim, charge, security interest, mortgage, hypothecation, encumbrance, or other restriction on transfer or pledge.
     Section 3.19 Restrictions on Business Activities. Except as described in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Owned Intellectual Property or Company Product or compete with any person in any line of business, (b) granting any exclusive distribution rights, (c) providing “most favored nations” or other preferential pricing terms for current Company Products or (d) otherwise limiting or restricting the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or Owned Intellectual Property or to purchase or otherwise obtain any Software, components, parts or subassemblies.
     Section 3.20 Customers. Section 3.20 of the Company Disclosure Schedule lists the customers who, in the Company’s fiscal year ended December 31, 2006, were the eight (8) largest sources of revenues for the Company and its Subsidiaries in such year (each, a “Significant Customer”). The Company and its Subsidiaries have no outstanding material disputes that the Company does not expect to resolve in the ordinary course of business and consistent with past practices concerning its Products with any Significant Customer, and the Company has no knowledge of any intent on the part of a Significant Customer to (a) terminate any Contract between such Significant Customer and the Company or its Subsidiaries, (b) refuse to pay any amount due from such Significant Customer to the Company or its Subsidiaries, (c) return Products of the Company or its Subsidiaries, or (d) seek the exercise of any remedy against the Company or any Subsidiary.
     Section 3.21 Proxy Statement. The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting and at the Effective Time, contain any statement that, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent, Merger Sub or any of Parent’s or Merger Sub’s Representatives for inclusion in the Proxy Statement.
     Section 3.22 Opinion of Financial Advisor. The Company has received the written opinion (the “Fairness Opinion”) of Raymond James & Associates, Inc. (“Raymond James”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, a copy of which opinion has been delivered to Parent.
     Section 3.23 Brokers. No broker, finder or investment banker (other than Raymond James) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Raymond James pursuant to which such firm would be entitled to any payment relating to the Merger.
     Section 3.24 Disclosure. The representations, warranties and statements of the Company and its Subsidiaries contained in this Agreement and in the certificates, exhibits and schedules delivered in connection herewith do not contain any untrue statement of material fact and do not omit to state a material fact necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
     Section 4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and the State of Delaware, respectively, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.
     Section 4.2 Authority Relative to the Merger. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Merger. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
     Section 4.3 No Conflict; Required Filings and Consents.
          (a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been obtained or taken and all filings and obligations described in Section 4.3(b) have been made or fulfilled, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Parent Material Adverse Effect.
          (b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the HSR Act, the Exchange Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect.
     Section 4.4 Financing. Parent has sufficient funds or access to funds to permit Parent and Merger Sub to consummate the Merger, including, without limitation, making all cash payments for acquiring all the outstanding Shares in the Merger and cashing out the Company Stock Options, within the time frame contemplated by this Agreement.
     Section 4.5 Proxy Statement. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. The Proxy Statement, insofar as it relates to the Parent or Merger Sub or other subsidiaries of Parent or Merger Sub or other information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Proxy Statement.
     Section 4.6 No Vote/Approval Required. Except as set forth in Section 4.6 of the Parent’s disclosure schedule, no vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent, as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Parent or Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby and Parent has voted or consented to the approval of this Agreement and the Merger on or prior to the date of this Agreement. None of Parent, Merger Sub or any entity controlled by Parent owns beneficially or of record any Shares.
     Section 4.7 Litigation. As of the date of this Agreement, there is no Action pending, or, to the knowledge of Parent or Merger Sub, threatened, against or affecting Parent or Merger Sub or against any of their respective assets, properties or employees before any arbitrator or Governmental Entity that would reasonably be expected to materially adversely affect the ability of Parent or Merger Sub to consummate the Merger, and neither Parent nor Merger Sub nor any of their respective properties or assets or, to the knowledge of Parent or Merger Sub, employees is or are subject to any Order that would reasonably be expected to materially adversely affect the ability of the Company or Merger Sub to consummate the Merger.
     Section 4.8 No Business Conduct; Ownership. Merger Sub was incorporated on February 21, 2007. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. Merger Sub has not had any operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement. All of the securities of Merger Sub are wholly-owned (directly or indirectly) by Parent.
     Section 4.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

     Section 4.10 Employee Benefits. True and correct copies of documents evidencing and describing the employee benefits presently provided or proposed to be provided to employees of Parent or Merger Sub have been delivered or made available to Company.
     Section 4.11 Disclosure. The representations, warranties and statements of Parent and Merger Subsidiary contained in this Agreement and in the certificates, exhibits and schedules delivered in connection herewith do not contain any untrue statement of material fact and do not omit to state a material fact necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
     Section 5.1 Conduct of Business by the Company Pending the Effective Time. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing: (i) the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with all applicable Legal Requirements, and subject to the foregoing, the Company will not directly or indirectly take any action that has the effect of reducing its aggregate cash, cash equivalents and marketable securities or its net working capital (current assets less current liabilities); (ii) the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations; and (iii) pay its debts and Taxes when due, and pay or perform other material obligations when due. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:
          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;
          (b) issue, sell, pledge, dispose of, grant or encumber, or otherwise subject to any lien, or authorize such issuance, sale, pledge, disposition, grant or Encumbrance of, or subjection to, any such lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, (ii) any equity or equity-based compensatory awards (provided that equity awards may be transferred in accordance with the applicable plan document or agreement) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Company Stock Options outstanding on the date of this Agreement and granted under Company Stock Plans in effect on the date of this Agreement) or (iii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;
     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for distributions from direct or indirect wholly owned Subsidiaries of the Company to the Company or one of its wholly owned Subsidiaries;
     (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;
     (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, except pursuant to transactions between the Company and its Subsidiaries or between Subsidiaries; (ii) incur any funded indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances other than in the ordinary course of business and consistent with past practice which are not individually or in the aggregate material to the Company and its Subsidiaries as a whole; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) enter into any contract or agreement with respect to any joint venture, strategic partnership or alliance; (v) authorize, or make any commitment with respect to, capital expenditures in excess of $100,000 in any three (3) month period and $250,000 in the aggregate; or (vi) enter into or amend any Contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.1(e);
     (f) (i) hire any additional employees except to fill the positions identified on Section 5.1(f) of the Company Disclosure Schedule or any vacancies existing on or arising after the date of this Agreement, (ii) make any offers to any executive officer of an employment position other than the employment position he or she currently holds, except for offers of an employment position made in the ordinary course of business and consistent with past practice, (iii) increase the compensation payable or to become payable or the benefits provided to its directors or executive officers, except for increases in the ordinary course of business and consistent with past practice, (iv) grant any new or additional retention, severance or termination pay to, or enter into any new or additional employment, bonus, change of control or severance agreement with, any director, officer or other employee of the Company or of any of its Subsidiaries, except in the ordinary course of business and consistent with past practice as described in Section 5.1(f) of the Company Disclosure Schedule, (v) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by this Agreement or the Merger contemplated hereby, or as required by ERISA, the Code or to otherwise comply with applicable Law or (vi) loan or advance money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries;

     (g) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act (determined without regard to terminations of employment occurring on or after the Effective Time);
     (h) take any action, other than actions required to be taken in response to concurrent changes in GAAP or in Law, with respect to accounting policies, practices or procedures;
     (i) make, revoke or change any Tax election or method of Tax accounting, file any amended Tax Return (unless required by Law), enter into any closing agreement relating to Taxes, settle or compromise any liability with respect to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;
     (j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 individually and $250,000 in the aggregate, unless such payment, discharge or satisfaction is made in accordance with the terms of such claim, liability or obligation as such terms exist on the date of this Agreement;
     (k) pay accounts payable, utilize cash, draw down on lines of credit, delay or accelerate capital expenditures, incur expenditures on research and development, other than in the ordinary course of business and consistent with past practice;
     (l) amend or modify in any material respect, or consent to the termination of, any Material Contract, or amend, waive or modify in any material respect, or consent to the termination of, the Company’s or any Subsidiary’s rights thereunder;
     (m) enter into any Material Contract with a customer that contains any material non-standard terms, including but not limited to, non-standard discounts, provisions for unpaid future deliverables, non-standard service requirements, future royalty payments other than as are consistent with past practice, non-standard warranties or non-standard indemnification obligations;
     (n) grant any material refunds, credits, rebates or other allowances by the Company or its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;
     (o) take any action that could reasonably be expected to result in a material change in the level of Product returns or factors influencing accounts receivable or warranty reserves (including any material change in warranties provided by the Company or any of its Subsidiaries) experienced by the Company or any of its Subsidiaries;
     (p) take any action that would result in any material revaluation, or any indication that such a revaluation was merited under GAAP, by the Company, its Subsidiaries or any of their assets, including, without limitation, writing down the value of capitalized inventory, spares, long-term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
     (q) (i) abandon, sell, assign, or grant any security interest in or to any item of the Owned Intellectual Property or Licensed Intellectual Property, (ii) grant to any third party any license, sublicense or covenant not to sue with respect to any Owned Intellectual Property or Licensed Intellectual Property, other than in the ordinary course of business consistent with past practice, (iii) develop, create or invent any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is under contract, in progress or currently contemplated as of the date hereof), (iv) disclose, or allow to be disclosed, any confidential Owned Intellectual Property, unless such Owned Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof, or (v) fail to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in each item of the Owned Intellectual Property and the Licensed Intellectual Property, except for those items shown in Section 3.12(a)(i) or Section 3.12(a)(ii) of the Company Disclosure Schedule as abandoned;
     (r) allow any sale, lease, license, encumbrance or other disposition of any properties or assets except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company and its Subsidiaries or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;
     (s) fail to make in a timely manner any Company SEC Reports with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;
     (t) enter into any contract or agreement with any director or executive officer of the Company or any Subsidiary or any of their respective affiliates (including any immediate family member of such person) or any other affiliate of the Company or any Subsidiary;
     (u) take any action to surrender, liquidate, terminate or otherwise permit to be terminated or fail to maintain the “key man” life insurance policy for the benefit of the Company with respect to the life of Gerry Moersdorf; or
     (v) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
     Section 5.2 No Right to Control. Parent and Merger Sub acknowledge and agree that (a) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Subsidiaries’ operations prior to the Effective Time, and (b) prior to the Effective Time, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.1 Stockholders’ Meeting. The Company, acting through the Company Board, shall (a) in accordance with applicable Law and the Company’s Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the date hereof, but no sooner than 20 business days following the date that the Proxy Statement is mailed to holders of Shares, for the purpose of considering and taking action on this Agreement and the Merger (the “Stockholders’ Meeting”) and (b) (i), subject to Section 6.4(c), include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Merger Sub or Parent, the recommendation of the Company Board that the stockholders of the Company approve and adopt this Agreement and the Merger (the “Company Recommendation”) and (ii) use its reasonable commercial efforts to obtain such approval and adoption. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with the DGCL, its Certificate of Incorporation and By-laws, the rules of Nasdaq and all other applicable Legal Requirements.
     Section 6.2 Proxy Statement; SEC Filings.
     (a) The Company shall file as soon as reasonably practicable the Proxy Statement with the SEC under the Exchange Act in form and substance reasonably satisfactory to each of the Company, Parent and Merger Sub, and each shall use its reasonable commercial efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and in responding to any comments of the SEC with respect to the Proxy Statement or any requests by the SEC for any amendment or supplement thereto or for additional information. Each of the Company, Parent and Merger Sub and its respective counsel shall have a reasonable opportunity to review and comment on (a) the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of Shares and (b) all responses to requests for additional information and replies to comments from the SEC or the staff thereof prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable commercial efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time.
     (b) Whenever any event occurs relating to this Agreement or the Merger which is required to be set forth in a filing with the SEC by Parent or the Company, whether an amendment or supplement to the Proxy Statement or otherwise, Parent or the Company, as the case may be, shall (i) promptly inform the other party of such occurrence; (ii) provide reasonable advance notice to such other party of such filing (including without limitation an opportunity to provide comments thereto) and (iii) cooperate with such other party in such filing with the SEC or its staff, including without limitation in completing any mailing to stockholders of Company of any amendment or supplement to the Proxy Statement.

     Section 6.3 Access to Information; Confidentiality.
     (a) Subject to applicable Law and confidentiality agreements, including that certain confidentiality agreement dated July 18, 2006 between Parent and the Company (the “Confidentiality Agreement”), from the date of this Agreement until the Effective Time, the Company shall (and shall cause its Subsidiaries to): (i) provide to Parent and Parent’s Representatives access, during normal business hours and upon reasonable notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof, (ii) furnish to Parent all monthly and quarterly statements of revenue and expense, earnings, sales, trial balances and such other similar statements as are regularly and customarily provided to senior management of the Company promptly following delivery to such senior management and (iii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request.
     (b) Each of Parent and Merger Sub shall, and shall cause its affiliates and Representatives to, (i) comply with the Confidentiality Agreement as if a party thereto and (ii) hold in strict confidence as Evaluation Material (as defined in the Confidentiality Agreement) all nonpublic documents and information furnished or made available by one party to the other(s) and their respective affiliates and Representatives.
     (c) No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
     Section 6.4 No Solicitation of Transactions.
     (a) The Company agrees that neither it nor any Subsidiary nor any Representative of it or any Subsidiary will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or (ii) enter into or participate in or maintain or continue discussions or negotiations with any person, or furnish to any person any nonpublic information with respect to, or take any other action for the purpose of facilitating such inquiries or to obtain a proposal or offer, or that could reasonably be expected to lead to a proposal or offer, for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction, or (iv) authorize or permit any Representative of the Company or any of its Subsidiaries to take any such action. The Company shall notify Parent as promptly as practicable (and in any event within one business day) after the Company receives any oral or written proposal or offer or any inquiry or contact with any person regarding a potential proposal or offer regarding a Competing Transaction, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer (including material amendments or proposed material amendments). The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.
     (b) Notwithstanding anything to the contrary in this Section 6.4, to the extent that a person has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, and the Company Board has (i) determined, in its good faith judgment (after consulting with its financial advisor), that such proposal or offer constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consulting with its outside legal counsel (who may be the Company’s regularly engaged outside legal counsel), that, in light of such proposal or offer, the failure to furnish such information or enter into discussions would be inconsistent with its fiduciary duties under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party), the Company may:
     (i) Furnish nonpublic information to the third party making such an offer regarding a Competing Transaction, provided that (A) concurrently with furnishing any such nonpublic information to such party, the Company gives Parent written notice of its intention to furnish such nonpublic information, and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and
     (ii) Engage in negotiations with the third party with respect to the Competing Transaction, provided that concurrently with entering into negotiations with such third party, the Company gives Parent written notice of the Company’s intention to enter into negotiations with such third party.
     (c) Except as set forth in this Section 6.4(c) and subject to Section 8.1(e), neither the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval by the Company Board or its committees of this Agreement or the Merger or its Company Recommendation (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction (except for a confidentiality agreement as provided in Section 6.4(b) above). Notwithstanding the foregoing, if the Company has not breached the provisions of Section 6.4(a) or 6.4(b) and a majority of the Company Board determines, in its good faith judgment at any time prior to the approval of the Merger by the holders of Shares after consulting with outside legal counsel (who may be the Company’s regularly engaged outside legal counsel), that the failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Company Board may make a Change in the Company Recommendation and/or recommend a Superior Proposal, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the

Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, providing Parent with a copy of all written materials and information delivered or otherwise made available to the person making the Superior Proposal and a summary of all material oral conversations between the Company and such party regarding the Superior Proposal, and identifying the person making such Superior Proposal and indicating that such Superior Proposal is in effect and has not been withdrawn and that the Company Board intends to effect a Change in the Company Recommendation and (ii) if Parent does not prior to three business days after Parent’s receipt of the Notice of Superior Proposal make an offer that the Company Board determines, in its good faith judgment (after consulting with its financial advisor), to be at least as favorable to the Company’s stockholders as such Superior Proposal; provided, however, that the Company shall not be permitted to enter into any agreement with respect to the Superior Proposal until this Agreement has been terminated and any fee paid pursuant to Sections 8.1(e) and 8.3(b). Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary duties under applicable Law or Rule 14d-9 or 14e-2 under the Exchange Act will not constitute a violation of this Agreement or a Change in the Company Recommendation; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement, and provided further that any such communication with the stockholders of the Company shall be deemed a Change of Recommendation unless the Board of Directors of the Company reaffirms, in that communication or disclosure, its Company Recommendation. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.4(c). In addition, without limiting the foregoing, nothing contained in this Agreement shall prohibit the Company or its Board of Directors from making “stop-look-and-listen” communications to the stockholders of the Company as limited by and pursuant to Rule 14d-9(f) promulgated under the Exchange Act, and such communications shall not be considered a “Change of Recommendation” under this Agreement.
     (d) A “Competing Transaction” means any of the following (other than the Merger): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of more than 20% of the assets of the Company or of its Subsidiaries taken as a whole; (iii) any sale, exchange, transfer or other disposition in which the Company or any Subsidiary participates (including by way of taking any action to comply with Section 203 of the DGCL, but excluding typical stock transfer functions) and which results in any person beneficially owning more than 20% of any class of equity securities of the Company or of any Subsidiary; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 20% of any class of equity securities of the Company or of any Subsidiary.
     (e) A “Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing Transaction to acquire, directly or indirectly, in one or a series of related transactions, 80% or more of the fair market value of the assets of the Company and its Subsidiaries or 80% or more that number of the outstanding securities of the Company and its Subsidiaries, in each case on terms that the Company Board determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant, to be more favorable to the Company’s stockholders than the Merger, and for which financing, to the extent it is a condition of such offer, is then committed; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing on which the offer is conditioned is not committed and is not likely in the good faith judgment of the Company Board (after having received the advice of its financial advisor) to be obtained by such third party on a basis the Company Board deems timely.
     (f) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at Law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, Representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.
     Section 6.5 Employee Benefits Matters.
     (a) For a period of at least twelve (12) months following the Effective Time, Parent shall cause the Surviving Corporation to provide the employees of the Company and the Subsidiaries who remain employed by Parent, Merger Sub or their subsidiaries after the Effective Time (the “Company Employees”) with employee benefits that are substantially comparable to those provided to similarly-situated employees of Parent, the Surviving Corporation or any of their subsidiaries. Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to make appropriate arrangements with its insurance carriers to treat, and cause the applicable benefit plans to treat, the service of the Company Employees with the Company or the Subsidiaries attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility waiting periods, participation and vesting, but not for any other purposes, including, without limitation, benefit accrual, under any employee benefit plans maintained by Parent or its affiliates for which Company Employees become eligible. Without limiting the foregoing, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to make appropriate arrangements with its insurance carriers to not treat any Company Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition, and to credit any deductibles and co-pays or other amounts paid by a Company Employee under any of the Company’s or any of the Subsidiaries’ health plans for the calendar year containing the Effective Time towards deductibles, co-pays and out-of-pocket maximums under the health plans of Parent or the Surviving Corporation for the plan year containing the Effective Date. Nothing contained in this Section 6.5, whether express or implied, (i) shall be treated as an amendment or other modification of any Plan, or (ii) shall limit the right of the Parent, the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Plan following the Effective Time. The Parent, the Company and the Subsidiaries acknowledge and agree that all provisions contained in this Section 6.5 are included for the sole benefit of Parent, the Company and the

Subsidiaries, and that nothing in this Section 6.5, whether express or implied, shall create any third party beneficiary rights or other rights (i) in any Person, including without limitation any employees, former employees, any participant in any Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Surviving Corporation, the Subsidiaries or any of their respective affiliates or continued participation in any Plan.
     Section 6.6 Directors’ and Officers’ Indemnification and Insurance.
     (a) It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable Law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Company, and the Surviving Corporation and Parent after the Effective Time, shall indemnify each Indemnified Party pursuant to (x) the obligations of the Company or any Subsidiary of the Company pursuant to the indemnification agreement in effect on the date of this Agreement between the Company or any Subsidiary of the Company and such Indemnified Party, and (y) for a period of six years from the Effective Time and to the fullest extent permitted by applicable Law, the obligations of the Company to indemnify the Indemnified Parties in accordance with the terms of the Certificate of Incorporation and By-laws of the Company in effect immediately prior to the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 6.6(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party.
     (b) The parties hereto agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and the Subsidiaries provided for in the respective charters or bylaws (or other applicable organizational documents) or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim.
     (c) Prior to the Effective Time, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in the same form as presently maintained by the Company, which shall provide such directors and officers with coverage for six years following the Effective Time (or, in the case of any Claim made within such period until the disposition of such Claim), of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’

liability insurance coverage presently maintained by the Company; at a premium not to exceed $250,000 less the credit of any unearned premium.
     (d) The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.6 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6 and shall be entitled to enforce the covenants contained herein).
     (e) After the Effective Time, in the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.6.
     Section 6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could be reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.
     Section 6.8 Further Action; Reasonable Commercial Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Merger and (b) use its reasonable commercial efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger, including, without limitation, using its reasonable commercial efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger; provided that neither Merger Sub nor Parent will be required by this Section 6.8 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective Subsidiaries or (ii) limits Parent’s freedom of action with respect to, or its ability to retain, the Company and its Subsidiaries or any portion thereof or any of Parent’s or its affiliates’ other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable commercial efforts to take all such action.

     Section 6.9 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, subject to Section 6.2, unless otherwise required by applicable Law or the requirements of the Nasdaq, each of Parent and the Company shall each use its reasonable commercial efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger.
     Section 6.10 Investigation and Agreement by Parent and Merger Sub; No Other Representations or Warranties.
     (a) Parent and Merger Sub acknowledge and agree that they have made their own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Parent and Merger Sub have requested such documents and information from the Company as each such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each of Parent and Merger Sub acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from the Company with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries and their businesses and operations, Parent and Merger Sub and their Representatives have received from the Company or its Representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Each of Parent and Merger Sub acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that Parent and Merger Sub are fully responsible for making their own evaluation of the Company including as to the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their Representatives, and that the Company does not make any representations regarding such estimates, projections, forecasts, plans and budgets except as provided in Article III. Notwithstanding the foregoing or any other provisions of this Agreement, no information or knowledge obtained in any investigation conducted by Parent or Merger Sub or provided to Parent or Merger Sub shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.
     (b) Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Article III of this Agreement, the Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby. Except as expressly set forth herein, no person has been authorized by the Company to make any representation or warranty relating to the Company or any Company Subsidiary or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees that, except as provided in Article III, neither the Company, any holder of Shares or Company Stock Awards nor any of their respective Affiliates or representatives, makes or has made any representation or warranty to Parent and Merger Sub or any of their Representatives or Affiliates with respect to:
          (i) any forward-looking information such as projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent and Merger Sub or their respective Representatives or Affiliates; or
          (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent and Merger Sub or their respective Representatives or Affiliates, including the information in the on-line data room, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Article III of this Agreement.
     (c) The Company agrees that, except for the representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV of this Agreement, Parent and Merger Sub do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or Merger Sub.
ARTICLE VII
CONDITIONS TO THE MERGER
     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of each of the following conditions:
     (a) Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with, and to the extent required by, the DGCL and the Company’s Certificate of Incorporation.
     (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, Order, or award that is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger.
     (c) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible) by Parent at or prior to the Effective Time of each of the following conditions:
     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall have been true and correct when made and shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.
     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.
     (c) Consents Under Material Contracts. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required for those Material Contracts identified as requiring such consent or approval on Schedule 3.15 of the Company Disclosure Schedule except for those for which the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
     (d) FIRPTA Affidavit. Parent has received from the Company, pursuant to Section 1445 of the Code, a Foreign Investment in Real Property Tax Act Affidavit in form and substance reasonably acceptable to Parent.
     (e) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof and be continuing.
     (f) No Governmental Restriction. There shall not be any pending or threatened Action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate of either of them to effect an Action of Divestiture that would reasonably be likely to adversely and materially impact Parent and its Subsidiaries taken as a whole, the Company and its Subsidiaries taken as a whole, or the benefits Parent expects to derive from the Merger and the transactions contemplated by this Agreement.
     (g) Moersdorf Purchase Agreement. Gerry Moersdorf and Parent shall have entered into a Purchase Agreement in substantially the form attached hereto as Exhibit 7.2(g)

providing for Parent’s purchase of $2,000,000 of Company stock from Gerry Moersdorf immediately prior to the Effective Time (the “Moersdorf Purchase Agreement”).
     (h) Parent shall not have delivered written notice of termination of this Agreement to the Company pursuant to Section 2.1(d)(ii) based on an adjustment to the Merger Consideration, if any, resulting in a projected Merger Consideration of less than $3.35 per share.
     Section 7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (where applicable) by the Company at or prior to the Effective Time of each of the following conditions:
     (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified by materiality shall have been true and correct when made and shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer.
     (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.
     (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any contract to which Parent or its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.
     (d) Moersdorf Purchase Agreement. Moersdorf and Parent shall have consummated the purchase by Parent of $2,000,000 of Company stock from Gerry Moersdorf immediately prior to the Effective Time, pursuant to the terms and conditions of the Moersdorf Purchase Agreement.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company, as follows:
     (a) by mutual written consent of Parent, Merger Sub and the Company;

     (b) by the Company, on one hand, or Parent or Merger Sub, on the other hand, by written notice to the other:
          (i) if, upon a vote at the Stockholder’s Meeting (or any adjournment or postponement thereof), the stockholders of the Company do not approve this Agreement and the Merger;
          (ii) if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consumption of the Merger, and such injunction shall have become final and non-appealable; or
          (iii) if the consummation of the Merger shall not have occurred on or before May 31, 2007 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.
     (c) by written notice from Parent to the Company, if the Company (i) breaches in any material respect any of its representations or warranties contained in this Agreement, or (ii) breaches or fails to perform in any material respect any of its covenants contained in this Agreement, in any event which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) and such condition is incapable of being satisfied by the Drop Dead Date;
     (d) by written notice from the Company to Parent, if Parent or Merger Sub (i) breaches in any material respect any of its representations or warranties contained in this Agreement, or (ii) fails to perform in any material respect any of its covenants contained in this Agreement, in any event which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) and such condition is incapable of being satisfied by the Drop Dead Date;
     (e) by written notice from the Company to Parent, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4; provided, however, that (i) prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have provided Parent with at least 72 hours prior written notice of the Company’s decision to so terminate, (ii) such termination shall not be effective until such time as the payment of the Fee (as defined below) shall have been made by the Company and (iii) the Company’s right to terminate this Agreement under this Section 8.1(e) shall not be available if the Company is then in material breach of Section 6.4. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions;
     (f) by written notice of Parent or Merger Sub, if the Company Board shall (A) fail to include the Company Recommendation in the Proxy Statement, (B) withdraw, modify or change, or propose or announce any intention to withdraw, modify or change, in a manner material and adverse to Parent or Merger Sub, the Company Recommendation, (C) approve or recommend, or announce any intention to approve or recommend, any Competing Transaction, (D) fail to reaffirm (publicly, if so requested) its Company Recommendation within ten (10) business days after Parent requests in writing that the Company Recommendation be reaffirmed, provided, that is such ten (10) business day period would end on a date that is after the date of the Stockholders’ Meeting, such reaffirmation must be made no later than two calendar days prior to the date of the Stockholders’ meeting, (E) enter into, or the Company shall enter into, any letter of intent or similar document or any Contract accepting any Competing Transaction, (F) fail to reject a proposal for a Competing Transaction or to recommend against a proposal for a Competing Transaction in a filing with the SEC made pursuant to Rule 14d-9 or 14e-2 under the Exchange Act within ten (10) business days after such proposal is received by or on behalf of the Company or such transaction has been launched, as the case may be, or (G) fail to comply, or the Company, its Subsidiaries or its Representatives fail to comply, with the obligations set forth in Section 6.1 or Section 6.4 of this Agreement;
     (g) by written notice from the Company to Parent, if the Effective Time shall not have occurred as a result of Parent or Merger Sub’s failure to effect the Merger within two business days following (i) the date that the conditions set forth in Sections 7.1 and 7.2 (other than the delivery by the Company of the officer’s certificate contemplated by Section 7.2) have been satisfied or waived, and (ii) the delivery by the Company of written notice to Parent of such failure;
     (h) by written notice from the Parent to the Company, if the Effective Time shall not have occurred as a result of the Company’s failure to effect the Merger within two business days following (i) the date that the conditions set forth in Sections 7.1 and 7.3 (other than the delivery by the Company of the officer’s certificate contemplated by Section 7.2) have been satisfied or waived, and (ii) the delivery by Parent of written notice to the Company of such failure;
     (i) by written notice of Parent or Merger Sub to the Company, if either of the stockholders party to the Support Agreements has materially breached the Support Agreements; or
     (j) by written notice of Parent to the Company pursuant to Section 2.1(d)(ii) and 7.2(h) hereof.
     Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.3 and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

     Section 8.3 Fees and Expenses.
     (a) Except as set forth in this Section 8.3, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated; provided, that to the extent that the Company’s Expenses are not paid on or prior to the Effective Time, the payment of such Expenses shall be assumed by, and the responsibility of, the Surviving Corporation. “Expenses,” as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of proxies, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to consummation of the Merger and the other transactions contemplated by this Agreement.
     (b) If this Agreement is terminated (i) by the Company pursuant to Section 8.1(e), or (ii) by Parent or Merger Sub pursuant to Section 8.1(f) or 8.1(h), or (iii) by Parent or Merger Sub pursuant to Section 8.1(c) as a result of a willful and knowing breach by the Company if (x) prior to the time of such termination pursuant to Section 8.1(c) the Company has received a proposal for a Competing Transaction and (y) within twelve (12) months after such termination, (A) the Company enters into an agreement with respect to such Competing Transaction or (B) a transaction constituting a Competing Transaction occurs, then the Company shall pay to Parent promptly (but in any event no later than one business day after the first of such events shall have occurred) a fee of $1,000,000 (the “Fee”), which amount shall be payable in immediately available funds. Except for claims or causes of action based on fraud or for specific performance, in the event that this Agreement is terminable pursuant to subsection (i), (ii) or (iii) of the first sentence of this Section 8.3(b), the Fee payable to Parent as provided in this Section 8.3(b) shall be Parent and Merger Sub’s exclusive remedy under this Agreement.
     (c) If this Agreement is terminated by Parent pursuant to Section 8.1(c) (other than as a result of a breach of Section 6.1 or 6.4 and other than in a circumstance in which a Fee is payable pursuant to Section 8.3(b)), then the Company shall reimburse Parent for all of its Expenses (but not in excess of $500,000 in the aggregate, such payment to be made not later than thirty days after submission of statements therefor); provided that, with respect to an event specified in clause (i) of Section 8.1(c), such failure shall be due to any of the representations and warranties of the Company not being true and correct such that the condition in Section 7.2(a) shall have failed as of the date hereof. Except for claims or causes of action based on fraud or for specific performance, in the event that this Agreement is terminable pursuant to the first sentence of this Section 8.3(c) and is not otherwise terminable pursuant to subsection (i), (ii) or (iii) of the first sentence of Section 8.3(b), the Expenses of Parent payable to Parent as provided in this Section 8.3(c) shall be Parent and Merger Sub’s exclusive remedy under this Agreement .
     (d) If this Agreement is terminated by the Company pursuant to Section 8.1(d), then the Parent shall reimburse the Company for all of its Expenses (but not in excess of $500,000 in the aggregate, such payment to be made not later than thirty days after submission of statements therefor); provided that, with respect to an event specified in clause (i) of Section 8.1(d), such failure shall be due to any of the representations and warranties of the Company not being true and correct such that the condition in Section 7.3(a) shall have failed as of the date hereof. Except for claims or causes of action based on fraud or for specific performance, in the event that this Agreement is terminable pursuant to the first sentence of this Section 8.3(d) and is not otherwise terminable pursuant to the first sentence of Section 8.3(e), the Expenses of the Company payable to the Company as provided in this Section 8.3(d) shall be the Company’s exclusive remedy under this Agreement .
          (e) If this Agreement is terminated by the Company pursuant to Section 8.1(g), then the Parent shall pay to the Company promptly (but in no event later than one business day after such termination) an amount equal to the Fee, payable in immediately available funds. Except for claims or causes of action based on fraud or for specific performance, in the event that this Agreement is terminable pursuant to the first sentence of this Section 8.3(e), the Fee payable to the Company as provided in this Section 8.3(e) shall be the Company’s exclusive remedy under this Agreement.
          (f) The Company, Parent and Merger Sub each acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that the amounts payable hereunder are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the aggrieved party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and for losses and damages likely to be incurred or suffered as a result of termination in the circumstances described in this Section 8.3, which amounts would otherwise be impossible to calculate with precision. In the event that a party hereto shall fail to pay an amount specified under this Section 8.3 when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by the party entitled thereto, to the extent such accrued expenses are, in fact, paid (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of any damages incurred in the event of willful breach of this Agreement.
     Section 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
     Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto (except for Parent and Merger Sub, with respect to the other) may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.3(b), 6.5, 6.6, 8.2, 8.3 and this Article IX shall survive the Effective Time.
     Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given, and shall be deemed to have been duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:	KEG Holdings, Inc.
20010 NW Tanasbourne Drive
Hillsboro, OR 97124
Facsimile No.: (503) 350-6160
Attention: Chief Executive Officer

with a copy to:	Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, WA 98101-3099
Facsimile No.: (206) 359-9000
Attention: Lance W. Bass

if to the Company:	Applied Innovation Inc.
5800 Innovation Drive
Dublin, Ohio 43016
Facsimile No.: (614) 798-1770
Attention: President and Chief Executive Officer

with a copy to:	Porter, Wright, Morris & Arthur LLP
41 South High Street, Suite 2800
Columbus, OH 43215
Facsimile No.: (614) 227-2100
Attention: Curtis A. Loveland

     Section 9.3 Certain Definitions.
          (a) For purposes of this Agreement:
               (i) “Action of Divestiture” means (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or affiliates or of the Company or its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (iii) the imposition of any impediment on Parent, its Subsidiaries or affiliates or the Company or its Subsidiaries under any Law or other legal restraint governing competition, monopolies or restrictive trade practices.
               (ii) “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
               (iii) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.
               (iv) “Closing Shares Outstanding” means the number of Shares outstanding immediately prior to the Effective Time, but excluding any Dissenting Shares and any Shares to be canceled pursuant to Section 2.1(b).
               (v) “Code” means the United States Internal Revenue Code of 1986, as amended.
               (vi) “Company Intellectual Property” means all Intellectual Property that is sold, leased, licensed, sublicensed, published, marketed, transferred, distributed or used in the business of the Company or its Subsidiaries or that otherwise relates to the business of the Company or its Subsidiaries or any portion thereof, as currently conducted or as conducted within the twenty four months prior to the date of this Agreement, or that is used to manufacture, program, configure, assemble, practice, produce, reproduce, make, create, author, design, engineer, invent, modify, discover, reduce to practice, develop, sell, rent, lease, license, sublicense, publish, market, transfer or distribute any Product. The Company Intellectual Property includes, without limitation, the Owned Intellectual Property and the Licensed Intellectual Property.
               (vii) “Company Material Adverse Effect” means any event, circumstance, change or effect, in each case other than those disclosed herein or in the Company Disclosure Schedule (or the effect related thereto or arising therefrom), that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the Merger within the time frame contemplated by this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (A) the Merger, including its announcement and consummation, (B) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (C) general changes in the industries in which the Company and the Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its Subsidiaries to a greater extent than they affect other entities operating in such industries, (D) changes in the trading price of the Shares between the date hereof and the Effective Time (it being understood that any fact or development giving rise to or contributing to such change in the trading price of the Shares may be the cause of a Company Material Adverse Effect) or (E) changes in Law or GAAP first publicly disclosed after the date hereof.
               (viii) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
               (ix) “Copyright” means any material common law copyright or registered copyright arising under the law of any nation, state or jurisdiction, together with any and all applications, registrations, certificates, renewals, extensions, goodwill, benefits, privileges, causes of action and remedies (including, without limitation, the right to sue and take action for any past, current or future infringement, misappropriation or violation and the right to settle and retain proceeds from any such action) for any of the foregoing.
               (x) “Environmental Laws” means any United States federal, state or local laws, regulations and enforceable governmental orders relating to pollution or protection of the environment, human health and safety, or natural resources, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. (“CERCLA”), and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. (“RCRA”).
               (xi) RCRA hazardous wastes and CERCLA hazardous substances. “Hazardous Substances” means those hazardous or toxic substances, chemicals, wastes and pollutants defined in or regulated under any Environmental Law, including, without limitation.
               (xii) “Indemnified Party” or “Indemnified Parties” means any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any Subsidiary and who, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or any Subsidiary, or is or was serving at the request of the Company or any Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, or thereby whether in any case asserted or arising at or before or after the Effective Time.
               (xiii) “Intellectual Property” means all (i) Patents, (ii) Trademarks, (iii) Copyrights, and (iv) trade secrets, moral rights, mask works and other intellectual or proprietary rights of any kind, whether arising under the Laws of the United States or any nation, state or jurisdiction.
               (xiv) “knowledge of the Company” and the “Company’s knowledge” and words of similar import mean the actual knowledge, after due inquiry, of any executive officer of the Company, including due inquiry of the appropriate employees of its Subsidiaries.
               (xv) “knowledge of Parent or Merger Sub” and the “Parent or Merger Sub’s knowledge” and words of similar import mean the actual knowledge, after due inquiry, of any executive officer of the Parent or Merger Sub, including due inquiry of the appropriate employees of any of their applicable subsidiaries.
               (xvi) “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other Law, constitution, principle of common law, resolution, edict, decree, directive, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
               (xvii) “Licensed Intellectual Property” means all Company Intellectual Property not owned by the Company that is licensed to the Company or a Subsidiary pursuant to one or more agreements to which the Company or a Subsidiary is a party, as specifically set forth in Section 3.12(a)(ii) of the Company Disclosure Schedule.
               (xviii) “Licensed Technology” means all Technology not owned by the Company, as specifically set forth in Section 3.12(a)(iii) of the Company Disclosure Schedule.
               (xix) “Material Contracts” means any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound: (i) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC; (ii) any employment, contractor or consulting Contract with any executive officer or other employee of the Company or its Subsidiaries earning an annual salary in excess of $150,000 or member of the Company Board, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company and its Subsidiaries; (iii) any Contract involving the sale or purchase of any material property, assets or services to or from any Interested Person; (iv) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the Merger or the occurrence of any of the other transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events); (v) any Contract of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale or license of Products of the Company or its Subsidiaries in the ordinary course of business); (vi) any Contract relating to the pending disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any interest in any other person other than the Company’s Subsidiaries not in the ordinary course of business; (vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business; (viii) any material Lease Document; (ix) any settlement agreement in an amount equal to or greater than $150,000 entered into within three years prior to the date of this Agreement; (x) any Contract, or group of Contracts with a person (or group of affiliated persons), the termination or breach of which could reasonably be expected to have a Company Material Adverse Effect; or (xi) any other Contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $250,000 or more within a 12-month period. For purposes of this Agreement, “Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect. “Lease Documents” means all leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting to the Company and its Subsidiaries a right to occupy the Real Property, including all amendments, terminations and modifications thereof, as in effect as of the date hereof or as may hereinafter be in effect.
               (xx) “Open Source License” means any open source license or other similar type of license or agreement that governs or relates to the use of any Public Software.
               (xxi) “Owned Intellectual Property” means all Company Intellectual Property that is not Licensed Intellectual Property.
               (xxii) “Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent or Merger Sub to consummate the Merger within the time frame contemplated by this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on Parent or its Subsidiaries, or (y) general changes in the industries in which Parent and its Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect Parent and its Subsidiaries to a greater extent than they affect other entities operating in such industries.
               (xxiii) “Participating Developer” means any person that has, at any time and in any way, participated in or contributed to the creation, design, engineering, invention, modification, discovery, reduction to practice or development of any of the Owned Intellectual Property or any of the Technology (other than the Licensed Technology).

               (xxiv) “Patent” means any domestic or foreign letters patent and any patent application arising under the laws of any nation, state or jurisdiction, together with any and all applications, registrations, certificates, renewals, extensions, goodwill, benefits, privileges, causes of action and remedies (including, without limitation, the right to sue and take action for any past, current or future infringement, misappropriation or violation and the right to settle and retain proceeds from any such action) for any of the foregoing
               (xxv) “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
               (xxvi) “Product” means any product or service sold, licensed, provided, distributed or otherwise disposed of in connection with the business of the Company and its Subsidiaries, as presently conducted or as conducted within the twenty four months prior to the date of this Agreement, including the products listed in Section 9.3(a)(xxvi) of the Company Disclosure Schedule and all products or service offerings in development related to the business of the Company and its Subsidiaries, as presently conducted.
               (xxvii) “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License and (viii) the Apache License.
               (xxviii) “Representative” means, with respect to any person, such person’s officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment banker, financial advisor and other representatives.
               (xxix) “Software” means computer programs, together with any and all source code, object code, graphics, logic, techniques, software tools, formats, designs, concepts, methods, procedures, formulae, drawings, designs, discoveries, inventions, algorithms, structures, operations, user interfaces, “look and feel” and ideas associated with such computer program(s), whether or not patentable or copyrightable and whether or not reduced to practice, together with any technology and work in progress related to the development of any of the foregoing and any documentation, notes, diskettes, prototypes or other tangible embodiment of any of the foregoing and that is materially related to the business of the Company and its Subsidiaries as presently conducted, excluding off-the-shelf, commonly available, shrink-wrap, click-wrap or browse-wrap Software.
               (xxx) “Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

               (xxxi) “Tax Law” means any Law relating to taxes.
               (xxxii) “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement, form or disclosure relating to, filed or required to be filed with any Governmental Authority or taxing authority, including any schedule or attachment thereto, and including any amendment thereof in connection with the determination, assessment or collection of any Tax of any party or the administration of any Tax.
               (xxxiii) “Taxes” shall mean (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges, (b) any liability for the payment of Tax as a result of membership in any consolidated, affiliated, combined, unitary or similar group of corporations with respect to which the Company or any Subsidiary is or has been a member on or prior to the date of the Effective Time and (c) any transferee or secondary liability in respect of any Tax (whether imposed by Law or contractual arrangement).
               (xxxiv) “Technology” means all inventions, processes, methodologies, specifications, designs, configurations, functionality, Software, Products, know-how or other technology sold, leased, licensed, sublicensed, published, marketed, transferred, distributed or used in the business of the Company or its Subsidiaries or that otherwise materially relate to the business of the Company or its Subsidiaries or any portion thereof, as currently conducted or as conducted within the twenty four months prior to the date of this Agreement, or that is used to manufacture, program, configure, assemble, practice, produce, reproduce, make, create, author, design, engineer, invent, modify, discover, reduce to practice, develop, sell, rent, lease, license, sublicense, publish, market, transfer or distribute any Product.
               (xxxv) “Trademark” means any common law or registered trademark, service mark, domain name, URL, trade dress, logo, or other identifier protected or protectable under the laws of any nation, state or jurisdiction, together with any and all applications, registrations, certificates, renewals, extensions, goodwill, benefits, privileges, causes of action and remedies (including, without limitation, the right to sue and take action for any past, current or future infringement, misappropriation or violation and the right to settle and retain proceeds from any such action) for any of the foregoing that is materially related to the business of the Company and its Subsidiaries as presently conducted.
               (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location
Accounting Arbitrator	2.1(e)
Action	Section 3.9
Action of Divestiture	Section 9.3(a)(i)
Agreement	Preamble
Certificate of Merger	Section 1.2
Certificates	Section 2.4(b)
Change in the Company Recommendation	Section 6.4(c)
Claim	Section 6.6(b)
Closing Shares Outstanding	Section 9.3(a)(iv)
Code	Section 9.3(a)(v)
Combined Adjusted Working Capital	Section 2.1(i)
Company	Preamble
Company Board	Section 3.4
Company Common Stock	Section 3.3(a)
Company Disclosure Schedule	Section 3.1(a)
Company Employees	Section 6.5(a)
Company Financials	Section 3.7(b)
Company Intellectual Property	Section 9.3.(a)(vi)
Company Material Adverse Effect	Section 9.3(a)(vii)
Company Permits	Section 3.6(a)
Company Preferred Stock	Section 3.3(a)
Company Recommendation	Section 6.1
Company SEC Reports	Section 3.7(a)
Company Stock Awards	Section 3.3(a)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Company Unvested Shares	Section 2.2(c)
Competing Transaction	Section 6.4(d)
Confidentiality Agreement	Section 6.3(a)
Copyright	Section 9.3(a)(ix)
Current Assets	Section 2.1(A)
DGCL	Recitals
Dispute Notice	Section 2.1(e)
Dissenting Shares	Section 2.3(a)
Drop Dead Date	Section 8.1(b)(iii)
Effective Time	Section 1.2
Encumbrance	Section 3.18
Environmental Laws	Section 9.3(a)(ix)
Environmental Permits	Section 3.14
ERISA	Section 3.10(a)
Estimated Effective Time Balance Sheet	Section 2.1(e)
Exchange Act	Section 3.5(b)
Exchange Agent	Section 2.4(a)
Exchange Fund	Section 2.4(a)
Expenses	Section 8.3(a)
Fairness Opinion	Section 3.22

Defined Term	Location
Fee	Section 8.3(b)
GAAP	Section 3.7(b)
Gerry Moersdorf	Preamble
Gerry Moersdorf Support Agreement	Preamble
Governmental Authority	Section 3.5(b)
HSR Act	Section 3.5(b)
Indemnified Party(ies)	Section 9.3(a)(xxii)
Insurance Policies	Section 3.16
IRS	Section 3.10(e)
Interested Person	Section 3.15(b)
Investments	Section 2.1(B)
Latest Balance Sheet	Section 3.7(c)
Law	Section 3.5(a)
Linda Moersdorf	Preamble
Linda Moersdorf Support Agreement	Preamble
Leased Real Property	Section 3.17(a)(i)
Merger	Recitals
Merger Consideration	2.1(d)
Merger Sub	Preamble
Moersdorf Purchase Agreement	Section 7.2(g)
Multiemployer Plan	Section 3.10(c)
Multiple Employer Plan	Section 3.10(c)
Nasdaq	Section 3.7(a)
Notice of Superior Proposal	Section 6.4(c)
Order	Section 3.9
Owned Real Property	Section 3.17(a)(i)
Parent	Preamble
Plan(s)	Section 3.10(a)
Proxy Statement	Section 3.21
Raymond James	Section 3.22
Real Property	Section 3.17(a)(i)
Sarbanes-Oxley Act	Section 3.7(a)
SEC	Section 3.5(b)
Securities Act	Section 3.7(a)
Shares	Recitals
Significant Customer	Section 3.20
Significant Stockholder	Section 3.15(b)
Stockholders’ Meeting	Section 6.1(a)
Superior Proposal	Section 6.4(e)
Support Agreements	Preamble
Surviving Corporation	Section 1.1
Target Effective Time	Section 2.1(e)
Total Liabilities	Section 2.1(C)
WARN Act	Section 3.10(h)

     Section 9.4 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason (a) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable Law and to give the maximum effect to the intent of the parties hereto; (b) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Agreement shall be construed to give the maximum effect to the intent of the parties hereto; provided, however, that under no circumstances shall the rights of holders of Shares as third-party beneficiaries pursuant to Section 9.6(c) be enforceable by such stockholders or any other person acting for or on their behalf other than the Company and its successors in interest.
     Section 9.5 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
     Section 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) for Section 6.6 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); (b) for, after the Effective Time of the Merger, the rights of holders of Shares to receive the Merger Consideration and the rights of holders of Company Stock Options to receive the amounts specified in Section 2.2(b); and (c) for the rights of holders of Shares to pursue claims for damages and other relief, including equitable relief, for the Parent’s or Merger Sub’s intentional breach hereof, wrongful repudiation or termination of this Agreement, wrongful failure to consummate the Merger or fraud; provided, however, that the rights granted pursuant to clause (c) shall be enforceable on behalf of such stockholders only by the Company in its sole and absolute discretion.
     Section 9.7 Specific Performance. The parties to this Agreement acknowledge and agree that in the event that any of the provisions of this Agreement are breached or are not performed in accordance with their terms, irreparable damage would occur; that the parties to this Agreement and the other persons specified in Section 9.6 would not have an adequate remedy at law; that such persons, including the parties hereto, shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce the terms of this Agreement; and that the parties to this Agreement shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law.
     Section 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware or any federal court sitting in the State of

Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.
     Section 9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 9.11 Company Disclosure Schedule. Parent and Merger Sub shall not be entitled to claim that any fact or combination of facts constitutes a breach of any of the representations or warranties contained in this Agreement if and to the extent that such fact or combination of facts has been disclosed in any Section of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date of this Agreement in sufficient detail to put a reasonable person on notice of the relevance of the facts and circumstances so disclosed. The inclusion of any item in any Section of the Company Disclosure Schedule (i) does not represent a determination by the Company that such item is “material” and (ii) does not represent a determination by the Company that such item did not arise in the ordinary course of business.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KEG HOLDINGS, INC.

By:	/s/Jeffrey S. Estuesta

	Name:	Jeffrey S. Estuesta
	Title:	President and Chief Executive Officer

BUCKEYE MERGER CO.

By:	/s/Jeffrey S. Estuesta

	Name:	Jeffrey S. Estuesta
	Title:	President and Chief Executive Officer

APPLIED INNOVATION INC.

By:	/s/William H. Largent

	Name:	William H. Largent
	Title:	President and Chief Executive Officer

59